Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the First Quarter of 2015
Total order value increased 41% over 2014 with a 30% increase in orders
First quarter home closing revenue increased 27% on a 20% increase in home closings
Management anticipates strong growth for full-year 2015 orders, closing revenue and earnings

SCOTTSDALE, Ariz., April 23, 2015 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today first quarter results for the period ended March 31, 2015.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014	%Chg
Homes closed (units)	1,335	1,109	20%
Home closing revenue	$517,273	$405,779	27%
Average sales price - closings	$387	$366	6%
Home orders (units)	1,979	1,525	30%
Home order value	$782,812	$555,040	41%
Average sales price - orders	$396	$364	9%
Ending backlog (units)	2,758	2,269	22%
Ending backlog value	$1,111,991	$835,933	33%
Average sales price - backlog	$403	$368	10%
Net earnings	$16,400	$25,377	(35)%
Diluted EPS	$0.40	$0.62	(35)%

MANAGEMENT COMMENTS
“We achieved strong growth in the first quarter of 2015 over 2014 in many of our operating metrics, including orders, closing revenue and ending backlog value, increasing our confidence in meeting or exceeding our plan for the year,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. "We are now projecting 25-30% growth in home closing revenue for the year, with estimated earnings of $3.75-4.00 per diluted share being heavily weighted to the back half of 2015, after our actual $0.40 per diluted share in the first quarter and our estimate of $0.64-0.68 earnings per diluted share for the second quarter.
“Our home closing revenue for the first quarter of 2015 increased 27% over the prior year, with the majority of that increase coming from our newer markets in the East region, including the new markets we entered through our acquisition of Legendary Communities in the third quarter of 2014,” said Mr. Hilton.
“Our first quarter home closing gross margin declined to 18.5% in 2015 from 22.8% in 2014. Most of that decline was anticipated due to higher lot costs and less home price appreciation during the last year -- as we projected over a year ago and have been experiencing for several quarters. Approximately 40 bps of the decline was attributable to the negative impact of purchase-accounting adjustments on closings of Legendary's homes,” he explained. “A shift in the mix of closings also contributed to the decline. We believe our home closing gross margin will increase over the course of the year to achieve our previous projection of approximately 20% for the year.”
Mr. Hilton continued, “The spring selling season kicked off early this year and our first quarter 2015 orders reflected stronger-than-expected demand, in addition to the benefit of our strategic expansion into several top homebuilding markets over the last few years. We had 21% more actively selling communities in the first quarter than a year ago, which put us in a better position to capture more sales as demand increased within our markets, resulting in 30% order growth for the first quarter of 2015 over 2014.
"We averaged 8.6 orders per community in 2015, compared to 8.1 in 2014. Our West region had the largest improvement in average sales pace, reaching 9.7 orders per community for the first quarter of 2015 compared to 8.0 in the first quarter of 2014, as demand strengthened in California, Colorado and Arizona. Despite fears about the impact of lower oil prices on the Texas economy, our Central region sales pace remained strong, with 9.3 average orders per community in the first quarter this year, compared to 8.6 a year ago, and Houston's sales pace was consistent with the prior year. Total orders and order value in our East region more than doubled over 2014, with increases of 68%, 81% and 41%, respectively in Florida, North Carolina and Tennessee's order value for the first quarter of 2015.
“With the benefit of a combination of a healthy backlog value 33% higher than a year ago, more actively selling communities and a stronger demand environment than last year, we expect to show continued growth in our 2015 orders and closings," explained Mr. Hilton. “Considering the robust sales in our higher-margin western markets so far this year, and an expected improvement in our East region’s home closing gross margins as our new divisions mature and the purchase accounting adjustments on Legendary's closings dissipate over the next two quarters, we expect our overall home closing gross margins to improve throughout the remainder of the year. We also expect strong revenue growth to yield additional overhead leverage, especially in our eastern markets, which should also improve our operating margins, especially in the third and fourth quarters."

FIRST QUARTER RESULTS

•
Net earnings of $16.4 million ($0.40 per diluted share) for the first quarter of 2015, compared to prior year net earnings of $25.4 million ($0.62 per diluted share), primarily reflects lower home closing margins on higher home closing revenues; and higher selling, general and administrative expenses.

•
Home closing revenue increased 27% due to a 20% increase in home closings combined with a 6% increase in average price over the prior year period. East region closing revenue increased by 64% (Florida, Georgia, the Carolinas and Tennessee), while the Central region (Texas) grew revenue by 29% and the West region (California, Colorado and Arizona) grew 8% over the first quarter of 2014.

•
Home closing gross margin was 18.5% for the first quarter of 2015 compared to 22.8% in the first quarter of 2014, reflecting higher land costs, fewer high-margin closings driven by rising home prices, a larger percentage of 2015 closings from less-mature and lower-margin divisions in the East region, and an approximate 40 bps negative impact on the company's total home closing gross margin due to purchase accounting adjustments on home closings from Legendary Communities, acquired in July of 2014.

•
First quarter orders increased 30% and the total value of homes ordered increased 41% with a 9% increase in average sales prices, which reached a company record level of $396,000 in the first quarter of 2015. First quarter orders of 557 homes in Texas were 12% lower than the prior year's total, with an 8% increase in average orders per community partially offsetting an 18% decline in actively selling communities caused by the sell-out of communities ahead of plan in 2014. Management expects to replace those communities throughout 2015. Texas's first quarter order value declined just 4% as the average sales price increased 10% over 2014.

•
Total active community count at quarter-end increased 21% in 2015 over 2014, primarily due to the July 2014 acquisition of Legendary Communities with operations in Georgia and South Carolina. Average orders per community also increased 6% to 8.6 in the first quarter of 2015 from 8.1 in the prior year.

•	Cancellation rates decreased to 11% in the first quarter of 2015 from 13% in the first quarter of 2014, reflecting stronger demand for homes.

•
Commissions and other selling expenses increased by 40 basis points to 8.0% of home closing revenue in the first quarter of 2015, compared to 7.6% in the first quarter of 2014, primarily reflecting additional start-up marketing costs associated with our newer markets.

•
General and administrative expenses for the first quarter of 2015 increased by 40 basis points to 5.7% of total closing revenue in 2015, compared to 5.3% of total closing revenue in 2014, reflecting the addition of two division offices from Legendary Communities in 2015 and an acceleration of expenses related to a change in vesting of equity awards for certain long-term senior executives and board members.

•
Interest expense increased 16% to $3.2 million, but declined to 0.6% of total closing revenue in the first quarter of 2015 from $2.7 million or 0.7% of total closing revenue in the first quarter of 2014. A smaller percentage of total interest incurred was capitalized to inventory as development was completed in several communities.

•
Earnings before income taxes declined to $25.3 million from $39.8 million in the first quarter of 2015 compared to 2014, respectively. Pretax margin of 4.9% for the first quarter of 2015 was lower than 9.7% in 2014 due to the combination of lower gross margins and lower overhead leverage in 2015.

BALANCE SHEET

•
Cash and cash equivalents at March 31, 2015, totaled $89.2 million, compared to $103.3 million at December 31, 2014. The company expanded its revolving credit facility capacity to $500 million in the first quarter of 2015.

•	Real estate assets increased by $65.4 million for the first quarter, ending at $1.94 billion at March 31, 2015, compared to $1.88 billion at December 31, 2014.

•	Meritage invested approximately $148.6 million to acquire and develop lots for new communities in growing markets, and put approximately 800 new lots under control during the first quarter of 2015.

•
Meritage ended the first quarter of 2015 with approximately 29,300 total lots under control, compared to approximately 25,800 total lots at March 31, 2014. The acquisition of Legendary Communities in July of 2014 accounted for most of the year-over-year increase in lots. Based on trailing twelve months’ closings, Meritage controlled a 4.8-year supply of lots at March 31, 2015, consistent with the prior year.

•	Net debt-to-capital ratio at March 31, 2015 remained within the Company’s stated target range at 43.6%, compared to 42.9% at December 31, 2014.
CONFERENCE CALL
Management will host a conference call today (April 23, 2015) to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10062827.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available until May 8, beginning at 12:00 p.m. ET on April 23, 2015 on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10062827.
For more information, visit investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Homebuilding:
Home closing revenue	$517,273	$405,779
Land closing revenue	1,439	2,566
Total closing revenue	518,712	408,345
Cost of home closings	(421,786)	(313,180)
Cost of land closings	(1,285)	(3,593)
Total cost of closings	(423,071)	(316,773)
Home closing gross profit	95,487	92,599
Land closing gross profit/(loss)	154	(1,027)
Total closing gross profit	95,641	91,572
Financial Services:
Revenue	2,535	1,899
Expense	(1,299)	(1,075)
Earnings from financial services unconsolidated entities and other, net	2,544	2,201
Financial services profit	3,780	3,025
Commissions and other sales costs	(41,612)	(30,934)
General and administrative expenses	(29,650)	(21,671)
Loss from other unconsolidated entities, net	(123)	(169)
Interest expense	(3,154)	(2,713)
Other income, net	415	648
Earnings before income taxes	25,297	39,758
Provision for income taxes	(8,897)	(14,381)
Net earnings	$16,400	$25,377

Earnings per share:
Basic
Earnings per share	$0.42	$0.66
Weighted average shares outstanding	39,390	38,687
Diluted
Earnings per share	$0.40	$0.62
Weighted average shares outstanding	41,948	41,308

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$89,245	$103,333
Other receivables	61,515	56,763
Real estate (1)	1,943,055	1,877,682
Real estate not owned	—	4,999
Deposits on real estate under option or contract	91,922	94,989
Investments in unconsolidated entities	10,271	10,780
Property and equipment, net	33,826	32,403
Deferred tax asset	64,711	64,137
Prepaids, other assets and goodwill	71,913	71,052
Total assets	$2,366,458	$2,316,138
Liabilities:
Accounts payable	$91,474	$83,619
Accrued liabilities	141,175	154,144
Home sale deposits	32,771	29,379
Liabilities related to real estate not owned	—	4,299
Loans payable and other borrowings	61,406	30,722
Senior and convertible senior notes	904,344	904,486
Total liabilities	1,231,170	1,206,649
Stockholders' Equity:
Preferred stock	—	—
Common stock	396	391
Additional paid-in capital	548,182	538,788
Retained earnings	586,710	570,310
Total stockholders’ equity	1,135,288	1,109,489
Total liabilities and stockholders’ equity	$2,366,458	$2,316,138
(1) Real estate – Allocated costs:
Homes under contract under construction	$419,324	$328,931
Unsold homes, completed and under construction	251,840	302,288
Model homes	111,304	109,614
Finished home sites and home sites under development	1,160,587	1,136,849
Total real estate	$1,943,055	$1,877,682

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2015	2014
Depreciation and amortization	$3,211	$2,513

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$54,060	$32,992
Interest incurred	15,282	14,256
Interest expensed	(3,154)	(2,713)
Interest amortized to cost of home and land closings	(9,345)	(5,834)
Capitalized interest, end of period	$56,843	$38,701

	March 31, 2015	December 31, 2014
Notes payable and other borrowings	$965,750	$935,208
Stockholders' equity	1,135,288	1,109,489
Total capital	2,101,038	2,044,697
Debt-to-capital	46.0%	45.7%

Notes payable and other borrowings	$965,750	$935,208
Less: cash and cash equivalents	(89,245)	(103,333)
Net debt	876,505	831,875
Stockholders’ equity	1,135,288	1,109,489
Total net capital	$2,011,793	$1,941,364
Net debt-to-capital	43.6%	42.9%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$16,400	$25,377
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	3,211	2,513
Stock-based compensation	4,630	2,411
Excess income tax benefit from stock-based awards	(1,935)	(2,275)
Equity in earnings from unconsolidated entities	(2,421)	(2,032)
Distribution of earnings from unconsolidated entities	3,035	3,955
Other	(490)	4,118
Changes in assets and liabilities:
Increase in real estate	(58,906)	(132,536)
Decrease/(increase) in deposits on real estate under option or contract	3,767	(3,071)
Increase in receivables, prepaids and other assets	(5,695)	(13,998)
Decrease in accounts payable and accrued liabilities	(3,179)	(15,813)
Increase in home sale deposits	3,392	1,839
Net cash used in operating activities	(38,191)	(129,512)
Cash flows from investing activities:
Investments in unconsolidated entities	(104)	(44)
Purchases of property and equipment	(4,589)	(6,995)
Proceeds from sales of property and equipment	44	93
Maturities of investments and securities	—	47,533
Payments to purchase investments and securities	—	(35,514)
Net cash (used in)/provided by investing activities	(4,649)	5,073
Cash flows from financing activities:
Proceeds from Credit Facility, net	27,000	—
Repayment of loans payable and other borrowings	(3,017)	(2,155)
Proceeds from issuance of common stock, net	—	110,432
Excess income tax benefit from stock-based awards	1,935	2,275
Proceeds from stock option exercises	2,834	707
Net cash provided by financing activities	28,752	111,259
Net decrease in cash and cash equivalents	(14,088)	(13,180)
Beginning cash and cash equivalents	103,333	274,136
Ending cash and cash equivalents (2)	$89,245	$260,956

(2) Ending cash and cash equivalents excludes investments and securities of $77.7 million as of March 31, 2014 .

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Three Months Ended
	March 31, 2015		March 31, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	186	$62,601	211	$71,782
California	153	86,423	165	79,927
Colorado	128	57,854	89	39,922
West Region	467	206,878	465	191,631
Texas	440	152,587	403	118,199
Central Region	440	152,587	403	118,199
Florida	177	72,831	163	67,098
Georgia	52	15,458	—	—
North Carolina	89	34,975	55	22,579
South Carolina	76	24,560	—	—
Tennessee	34	9,984	23	6,272
East Region	428	157,808	241	95,949
Total	1,335	$517,273	1,109	$405,779
Homes Ordered:
Arizona	288	$90,591	228	$75,647
California	310	178,097	237	120,052
Colorado	189	85,407	124	54,758
West Region	787	354,095	589	250,457
Texas	557	185,132	634	192,231
Central Region	557	185,132	634	192,231
Florida	248	108,857	173	64,616
Georgia	77	24,218	—	—
North Carolina	148	61,625	81	34,019
South Carolina	96	29,528	—	—
Tennessee	66	19,357	48	13,717
East Region	635	243,585	302	112,352
Total	1,979	$782,812	1,525	$555,040

Order Backlog:
Arizona	294	$94,208	295	$101,104
California	369	215,637	297	147,588
Colorado	329	149,186	237	107,220
West Region	992	459,031	829	355,912
Texas	975	341,586	1,023	319,687
Central Region	975	341,586	1,023	319,687
Florida	308	138,596	218	86,790
Georgia	78	25,344	—	—
North Carolina	244	94,818	134	54,658
South Carolina	90	31,088	—	—
Tennessee	71	21,528	65	18,886
East Region	791	311,374	417	160,334
Total	2,758	$1,111,991	2,269	$835,933

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	March 31, 2015		March 31, 2014
	Beg.	End	Beg.	End
Active Communities:
Arizona	41	44	40	41
California	24	21	22	17
Colorado	17	16	14	13
West Region	82	81	76	71
Texas	59	61	70	77
Central Region	59	61	70	77
Florida	29	26	20	17
Georgia	13	13	—	—
North Carolina	21	23	17	18
South Carolina	20	20	—	—
Tennessee	5	5	5	6
East Region	88	87	42	41
Total	229	229	188	189

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 85,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit investors.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for growth in 2015 orders, closings and revenue, improved gross margins and operating margins, and projected earnings per share for the second quarter and full year 2015.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery due to lower oil prices or other factors; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters; competition; construction defect and home warranty claims; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014 under the caption "Risk Factors," which can be found on our website.